Issuer Free Writing Prospectus dated September 23, 2021

Filed Pursuant to Rule 433 under the Securities Act of 1933

Relating to the Preliminary Prospectus dated September 13, 2021

Registration Statement No. 333-259168

AMPLITUDE, INC.

This free writing prospectus relates to the Registration Statement on Form S-1 (File No. 333-259168) (as amended, the “Registration Statement”) that Amplitude, Inc. (the “Company”) has filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

On September 23, 2021, the Company issued a press release that supplements and updates the information contained in the Registration Statement. A copy of the press release is attached as Appendix A.

The Company has filed a registration statement (including a prospectus) with the SEC relating to its Class A Common Stock to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and its Class A Common Stock. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the prospectus and other documents that the Company files with the SEC may be obtained from the investor relations page on the Company’s website at investors.amplitude.com under the “SEC Filings” section or by emailing the Company’s investor relations department at ir@amplitude.com.

Appendix A

Amplitude Expects to Begin Trading on the Nasdaq Capital Market on September 28, 2021

Company Also Announces Update Regarding Conversion of Shares of Class B Common Stock to

Shares of Class A Common Stock

SAN FRANCISCO, September 23, 2021 — Amplitude, Inc., a pioneer in digital optimization, today announced that, as of September 22, 2021, there were 44.2 million shares of Class A common stock outstanding and 58.5 million shares of Class B common stock outstanding (of which 0.4 million shares of Class A common stock and 1.1 million shares of Class B common stock were subject to future vesting conditions). Only shares of Class A common stock will be listed for trading on the Nasdaq Capital Market. Amplitude will provide another update regarding the conversion of shares of Class B common stock to shares of Class A common stock prior to the expected commencement of trading of Class A common stock on Nasdaq on September 28, 2021. Each outstanding share of Class B common stock is convertible, at any time, at the option of the holder, into one share of Class A common stock.

Amplitude also announced that, as of September 22, 2021, it had a fully diluted capitalization of 129.5 million shares of common stock. Excluding shares that are issuable with respect to outstanding options and restricted stock units that have been granted but have not yet vested or satisfied the service-based vesting condition per their terms, the fully diluted share count is 114.0 million. Both measures are calculated on a treasury stock method basis with respect to all common and preferred shares assuming a hypothetical per-share price of $32.02, the price of the Company’s series F preferred stock offering. This measure also does not include shares of Class A common stock reserved for future issuance pursuant to future grants under Amplitude’s 2021 Incentive Award Plan and Employee Stock Purchase Plan.

Amplitude has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission that registers for resale shares of Class A common stock and that was declared effective on September 21, 2021. A copy of the prospectus related to the registration statement may be obtained by visiting the SEC website, by visiting Amplitude’s website at investors.amplitude.com or by emailing Amplitude’s investor relations department at ir@amplitude.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but are not limited to, statements regarding the date on which Amplitude’s Class A common stock will be available for trading on the Nasdaq Capital Market. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” and “would,” or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature.

These forward-looking statements are not statements of historical fact, and are based on current expectations, estimates, and projections about the Company’s industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: whether or not Amplitude will consummate the proposed direct listing, prevailing market conditions, investor demand for shares of Amplitude’s Class A common stock, and the impact of general economic, industry or regulatory conditions in the United States or internationally. Further information on risks that could affect Amplitude’s business and the proposed direct listing are included in Amplitude’s filings with the SEC including the Form S-1, as amended, filed on September 13, 2021. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Amplitude undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

About Amplitude

Amplitude is a pioneer in digital optimization. It has more than 1,200 paying customers, including 26 of the Fortune 100.

Contacts

Investor Relations

Jason Starr

ir@amplitude.com

Communications

Darah Easton

press@amplitude.com